UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-17F-2

CERTIFICATE OF ACCOUNTING OF SECURITIES AND SIMILAR

INVESTMENTS IN THE CUSTODY OF

MANAGEMENT INVESTMENT COMPANIES

PURSUANT TO RULE N-17F-2 [17 CFR 270.17f-2]

1. Investment Company Act File Number:			Date Examination completed:
811-04986			March 16, 2026

2. State Identification Number:

AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO

3. Exact name of investment company as specified in registration statement:

Franklin Investors Securities Trust

Franklin Convertible Securities Fund

Franklin Equity Income Fund

Franklin Floating Rate Daily Access Fund

franklin Low Duration Credit Fund

Franklin Low Duration Total Return Fund

Franklin Low Duration U.S. Government Securities Fund

Franklin Managed Income Fund

Franklin Total Return Fund

4. Address of principal executive office: (number, street, city, state, zip code)

One Franklin Parkway, San Mateo, CA 94403

[PWC Logo]

Report of Independent Accountants

To the Boards of Trustees and Management of:

Franklin Custodian Funds
Franklin ETF Trust
Franklin Fund Allocator Series
Franklin Global Trust
Franklin Gold and Precious Metals Fund
Franklin High Income Trust
Franklin Investors Securities Trust
Franklin Limited Duration Income Trust
Franklin Managed Trust
Franklin Real Estate Securities Trust
Franklin Strategic Series
Franklin Templeton ETF Trust
Franklin Templeton Variable Insurance Products Trust
Franklin U.S. Government Money Fund
Franklin Universal Trust
Institutional Fiduciary Trust
Templeton Developing Markets Trust
Templeton Emerging Markets Fund
Templeton Emerging Markets Income Fund
Templeton Global Investment Trust
Templeton Income Trust
Templeton Institutional Funds

And the Boards of Directors and Management of:

Templeton Dragon Fund, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that the Funds listed in Attachment A (the “Funds”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) (the “specified requirements”) as of July 31, 2025. The Funds’ management is responsible for its assertion and the Funds' compliance with the specified requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects. An examination involves performing procedures to obtain evidence about whether management’s assertion is fairly stated in all material respects. The nature, timing and extent of the procedures selected depend on our judgment, including an assessment of the risks of material misstatement of management’s assertion, whether due to fraud or error. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP, 405 Howard Street, Suite 600, San Francisco, CA 94105 T: (415) 498 5000, www.pwc.com/us

[PWC Logo]

Included among our procedures were the following tests performed as of July 31, 2025, and with respect to agreement of security purchases and sales or maturities, for the periods as indicated in Attachment A:

- Confirmation of all securities held by Franklin Templeton Investors Services, Inc. (the “Transfer Agent”), as they pertain to the security positions owned by the Funds and held in book entry form

- Reconciliation of all such securities to the books and records of the Funds and the Transfer Agent

- Agreement of 309 security purchases and 336 security sales or maturities since our last report from the books and records of the Funds to the records of the Transfer Agent confirmations

Our examination does not provide a legal determination on the Funds’ compliance with the specified requirements.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management's assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 31, 2025 with respect to securities reflected in the investment accounts of the Funds are fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Boards of Trustees or Boards of Directors of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/PRICEWATERHOUSECOOPERS, LLP

March 16, 2026

Attachment A

Franklin Custodian Funds:	Examination Period
Franklin DynaTech Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Growth Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Income Fund	May 1, 2025 - July 31, 2025 [a]
Franklin U.S. Government Securities Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Utilities Fund	May 1, 2025 - July 31, 2025 [a]

Franklin ETF Trust:
Franklin Short Duration U.S. Government ETF	May 1, 2025 - July 31, 2025 [a]
Franklin Fund Allocator Series:
Franklin Conservative Allocation Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Corefolio Allocation Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Emerging Market Core Equity (IU) Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Global Allocation Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Growth Allocation Fund	May 1, 2025 - July 31, 2025 [a]
Franklin International Core Equity (IU) Fund	May 1, 2025 - July 31, 2025 [a]
Franklin LifeSmart Retirement Income Fund	May 1, 2025 - July 31, 2025 [a]
Franklin LifeSmart 2020 Retirement Target Fund	May 1, 2025 - July 31, 2025 [a]
Franklin LifeSmart 2025 Retirement Target Fund	May 1, 2025 - July 31, 2025 [a]
Franklin LifeSmart 2030 Retirement Target Fund	May 1, 2025 - July 31, 2025 [a]
Franklin LifeSmart 2035 Retirement Target Fund	May 1, 2025 - July 31, 2025 [a]
Franklin LifeSmart 2040 Retirement Target Fund	May 1, 2025 - July 31, 2025 [a]
Franklin LifeSmart 2045 Retirement Target Fund	May 1, 2025 - July 31, 2025 [a]
Franklin LifeSmart 2050 Retirement Target Fund	May 1, 2025 - July 31, 2025 [a]
Franklin LifeSmart 2055 Retirement Target Fund	May 1, 2025 - July 31, 2025 [a]
Franklin LifeSmart 2060 Retirement Target Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Moderate Allocation Fund	May 1, 2025 - July 31, 2025 [a]
Franklin U.S. Core Equity (IU) Fund	May 1, 2025 - July 31, 2025 [a]

Franklin Global Trust:
Franklin Emerging Market Debt Opportunities Fund	May 1, 2025 - July 31, 2025 [a]
Franklin International Growth Fund	May 1, 2025 - July 31, 2025 [a]

Franklin Gold and Precious Metals Fund	May 1, 2025 - July 31, 2025 [a]

Franklin High Income Trust:
Franklin High Income Fund	May 1, 2025 - July 31, 2025 [a]

Franklin Investors Securities Trust:
Franklin Convertible Securities Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Equity Income Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Floating Rate Daily Access Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Long Duration Credit Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Low Duration Total Return Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Low Duration U.S. Government Securities Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Managed Income Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Total Return Fund	May 1, 2025 - July 31, 2025 [a]

Franklin Limited Duration Income Trust	May 1, 2025 - July 31, 2025 [a]

Franklin Managed Trust:
Franklin Rising Dividends Fund	May 1, 2025 - July 31, 2025 [a]

Franklin Real Estate Securities Trust:

Franklin Real Estate Securities Fund	May 1, 2025 - July 31, 2025 [a]

Franklin Strategic Series:
Franklin Biotechnology Discovery Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Growth Opportunities Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Natural Resources Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Small Cap Growth Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Small-Mid Cap Growth Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Core Plus Bond Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Templeton SMACS: Series C	June 20, 2025 (commencement of operations) - July 31, 2025 [b]
Franklin Templeton SMACS: Series CP	June 20, 2025 (commencement of operations) - July 31, 2025 [b]
Franklin Templeton SMACS: Series E	May 1, 2025 - July 31, 2025 [a]
Franklin Templeton SMACS: Series I	May 1, 2025 - July 31, 2025 [a]

Franklin Templeton ETF Trust:
Franklin Emerging Market Core Dividend Tilt Index ETF	May 1, 2025 - July 31, 2025 [a]
Franklin Exponential Data ETF	May 1, 2025 - July 31, 2025 [a]
Franklin Focused Growth ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE Asia ex Japan ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE Australia ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE Brazil ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE Canada ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE China ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE Europe ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE Eurozone ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE Germany ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE India ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE Japan ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE Japan Hedged ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE Latin America ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE Mexico ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE Saudi Arabia ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE South Korea ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE Switzerland ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE Taiwan ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE United Kingdom ETF	May 1, 2025 - July 31, 2025 [a]
Franklin Income Focus ETF	May 1, 2025 - July 31, 2025 [a]
Franklin International Core Dividend Tilt Index ETF	May 1, 2025 - July 31, 2025 [a]
Franklin International Dividend Booster Index ETF (formerly, Franklin International Dividend Multiplier Index ETF)	May 1, 2025 - July 31, 2025 [a]
Franklin Ultra Short Bond ETF	May 1, 2025 - July 31, 2025 [a]
Franklin U.S. Core Bond ETF	May 1, 2025 - July 31, 2025 [a]
Franklin U.S. Core Dividend Tilt Index ETF	May 1, 2025 - July 31, 2025 [a]
Franklin U.S. Dividend Booster Index ETF (formerly, Franklin U.S. Dividend Multiplier Index ETF)	May 1, 2025 - July 31, 2025 [a]
Franklin U.S. Equity Index ETF	May 1, 2025 - July 31, 2025 [a]
Franklin U.S. Large Cap Multifactor Index ETF	May 1, 2025 - July 31, 2025 [a]
Franklin U.S. Mid Cap Multifactor Index ETF	May 1, 2025 - July 31, 2025 [a]
Franklin U.S. Small Cap Multifactor Index ETF	May 1, 2025 - July 31, 2025 [a]
Franklin U.S. Treasury Bond ETF	May 1, 2025 - July 31, 2025 [a]

Franklin Templeton Variable Insurance Products Trust:
Franklin Allocation VIP Fund	May 1, 2025 - July 31, 2025 [a]
Franklin DynaTech VIP Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Income VIP Fund	May 1, 2025 - July 31, 2025 [a]

Franklin Mutual Global Discovery VIP Fund	May 1, 2025 - July 31, 2025 [b]
Franklin Mutual Shares VIP Fund	May 1, 2025 - July 31, 2025 [b]
Franklin Rising Dividends VIP Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Small Cap Value VIP Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Small-Mid Cap Growth VIP Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Strategic Income VIP Fund	May 1, 2025 - July 31, 2025 [a]
Franklin VolSmart Allocation VIP Fund	May 1, 2025 - July 31, 2025 [a]
Templeton Developing Markets VIP Fund	May 1, 2025 - July 31, 2025 [a]
Templeton Foreign VIP Fund	May 1, 2025 - July 31, 2025 [a]
Templeton Global Bond VIP Fund	May 1, 2025 - July 31, 2025 [a]

Franklin U.S. Government Money Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Universal Trust	May 1, 2025 - July 31, 2025 [a]

Institutional Fiduciary Trust:
Franklin Institutional U.S. Government Money Market Fund (formerly, Money Market Portfolio)	May 1, 2025 - July 31, 2025 [a]

Templeton Developing Markets Trust	May 1, 2025 - July 31, 2025 [a]

Templeton Emerging Markets Fund	May 1, 2025 - July 31, 2025 [a]

Templeton Emerging Markets Income Fund	May 1, 2025 - July 31, 2025 [a]
Templeton Global Investment Trust:
Franklin Templeton SMACS: Series EM	May 1, 2025 - July 31, 2025 [a]
Templeton Emerging Markets Small Cap Fund	May 1, 2025 - July 31, 2025 [a]
Templeton Global Dynamic Income Fund (formerly, Templeton Global Balanced Fund)	May 1, 2025 - July 31, 2025 [a]
Templeton Income Trust:
Templeton Global Bond Fund	May 1, 2025 - July 31, 2025 [a]
Templeton Global Bond Enhanced Fund (formerly, Templeton Global Total Return Fund)	May 1, 2025 - July 31, 2025 [a]
Templeton International Bond Fund	May 1, 2025 - July 31, 2025 [a]
Templeton Sustainable Emerging Markets Bond Fund	May 1, 2025 - July 31, 2025 [a]

Templeton Institutional Funds:
International Equity Series	May 1, 2025 - July 31, 2025 [a]

Templeton Dragon Fund, Inc.	May 1, 2025 - July 31, 2025 [a]

Legend:

a: April 30, 2025 represents the date of our last examination.

b: Fund was not in scope for the April 30, 2025 examination.

Franklin Templeton Services, LLC

3355 Data Drive

Rancho Cordova, CA 95670

tel (800) 632.2350

franklintempleton.com

Management Statement Regarding Compliance with Certain

Provisions of the Investment Company Act of 1940

We, as members of management of the Funds listed in Attachment A (the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of July 31, 2025, and for the periods indicated in Attachment A.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 31, 2025, and for the periods indicated in Attachment A, with respect to securities reflected in the investment account of the Funds.

By:

/s/CHRISTOPHER KINGS
Christopher Kings

Chief Executive Officer - Finance and Administration
Franklin Templeton Group of Funds
Date March 16, 2026

/s/JEFFREY W. WHITE
Jeffrey W. White

Chief Financial Officer, Chief Accounting Officer and Treasurer
Franklin & Templeton Funds Boards
Date March 16, 2026

/s/VIVEK PAI
Vivek Pai

Chief Financial Officer, Chief Accounting Officer and Treasurer
Franklin Templeton ETF Trust
Franklin ETF Trust
Date March 16, 2026

Attachment A

Franklin Custodian Funds:	Examination Period
Franklin DynaTech Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Growth Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Income Fund	May 1, 2025 - July 31, 2025 [a]
Franklin U.S. Government Securities Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Utilities Fund	May 1, 2025 - July 31, 2025 [a]

Franklin ETF Trust:
Franklin Short Duration U.S. Government ETF	May 1, 2025 - July 31, 2025 [a]
Franklin Fund Allocator Series:
Franklin Conservative Allocation Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Corefolio Allocation Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Emerging Market Core Equity (IU) Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Global Allocation Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Growth Allocation Fund	May 1, 2025 - July 31, 2025 [a]
Franklin International Core Equity (IU) Fund	May 1, 2025 - July 31, 2025 [a]
Franklin LifeSmart Retirement Income Fund	May 1, 2025 - July 31, 2025 [a]
Franklin LifeSmart 2020 Retirement Target Fund	May 1, 2025 - July 31, 2025 [a]
Franklin LifeSmart 2025 Retirement Target Fund	May 1, 2025 - July 31, 2025 [a]
Franklin LifeSmart 2030 Retirement Target Fund	May 1, 2025 - July 31, 2025 [a]
Franklin LifeSmart 2035 Retirement Target Fund	May 1, 2025 - July 31, 2025 [a]
Franklin LifeSmart 2040 Retirement Target Fund	May 1, 2025 - July 31, 2025 [a]
Franklin LifeSmart 2045 Retirement Target Fund	May 1, 2025 - July 31, 2025 [a]
Franklin LifeSmart 2050 Retirement Target Fund	May 1, 2025 - July 31, 2025 [a]
Franklin LifeSmart 2055 Retirement Target Fund	May 1, 2025 - July 31, 2025 [a]
Franklin LifeSmart 2060 Retirement Target Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Moderate Allocation Fund	May 1, 2025 - July 31, 2025 [a]
Franklin U.S. Core Equity (IU) Fund	May 1, 2025 - July 31, 2025 [a]

Franklin Global Trust:
Franklin Emerging Market Debt Opportunities Fund	May 1, 2025 - July 31, 2025 [a]
Franklin International Growth Fund	May 1, 2025 - July 31, 2025 [a]

Franklin Gold and Precious Metals Fund	May 1, 2025 - July 31, 2025 [a]

Franklin High Income Trust:
Franklin High Income Fund	May 1, 2025 - July 31, 2025 [a]

Franklin Investors Securities Trust:
Franklin Convertible Securities Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Equity Income Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Floating Rate Daily Access Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Long Duration Credit Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Low Duration Total Return Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Low Duration U.S. Government Securities Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Managed Income Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Total Return Fund	May 1, 2025 - July 31, 2025 [a]

Franklin Limited Duration Income Trust	May 1, 2025 - July 31, 2025 [a]

Franklin Managed Trust:
Franklin Rising Dividends Fund	May 1, 2025 - July 31, 2025 [a]

Franklin Real Estate Securities Trust:

Franklin Real Estate Securities Fund	May 1, 2025 - July 31, 2025 [a]

Franklin Strategic Series:
Franklin Biotechnology Discovery Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Growth Opportunities Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Natural Resources Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Small Cap Growth Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Small-Mid Cap Growth Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Core Plus Bond Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Templeton SMACS: Series C	June 20, 2025 (commencement of operations) - July 31, 2025 [b]
Franklin Templeton SMACS: Series CP	June 20, 2025 (commencement of operations) - July 31, 2025 [b]
Franklin Templeton SMACS: Series E	May 1, 2025 - July 31, 2025 [a]
Franklin Templeton SMACS: Series I	May 1, 2025 - July 31, 2025 [a]

Franklin Templeton ETF Trust:
Franklin Emerging Market Core Dividend Tilt Index ETF	May 1, 2025 - July 31, 2025 [a]
Franklin Exponential Data ETF	May 1, 2025 - July 31, 2025 [a]
Franklin Focused Growth ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE Asia ex Japan ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE Australia ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE Brazil ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE Canada ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE China ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE Europe ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE Eurozone ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE Germany ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE India ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE Japan ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE Japan Hedged ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE Latin America ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE Mexico ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE Saudi Arabia ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE South Korea ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE Switzerland ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE Taiwan ETF	May 1, 2025 - July 31, 2025 [a]
Franklin FTSE United Kingdom ETF	May 1, 2025 - July 31, 2025 [a]
Franklin Income Focus ETF	May 1, 2025 - July 31, 2025 [a]
Franklin International Core Dividend Tilt Index ETF	May 1, 2025 - July 31, 2025 [a]
Franklin International Dividend Booster Index ETF (formerly, Franklin International Dividend Multiplier Index ETF)	May 1, 2025 - July 31, 2025 [a]
Franklin Ultra Short Bond ETF	May 1, 2025 - July 31, 2025 [a]
Franklin U.S. Core Bond ETF	May 1, 2025 - July 31, 2025 [a]
Franklin U.S. Core Dividend Tilt Index ETF	May 1, 2025 - July 31, 2025 [a]
Franklin U.S. Dividend Booster Index ETF (formerly, Franklin U.S. Dividend Multiplier Index ETF)	May 1, 2025 - July 31, 2025 [a]
Franklin U.S. Equity Index ETF	May 1, 2025 - July 31, 2025 [a]
Franklin U.S. Large Cap Multifactor Index ETF	May 1, 2025 - July 31, 2025 [a]
Franklin U.S. Mid Cap Multifactor Index ETF	May 1, 2025 - July 31, 2025 [a]
Franklin U.S. Small Cap Multifactor Index ETF	May 1, 2025 - July 31, 2025 [a]
Franklin U.S. Treasury Bond ETF	May 1, 2025 - July 31, 2025 [a]

Franklin Templeton Variable Insurance Products Trust:
Franklin Allocation VIP Fund	May 1, 2025 - July 31, 2025 [a]
Franklin DynaTech VIP Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Income VIP Fund	May 1, 2025 - July 31, 2025 [a]

Franklin Mutual Global Discovery VIP Fund	May 1, 2025 - July 31, 2025 [b]
Franklin Mutual Shares VIP Fund	May 1, 2025 - July 31, 2025 [b]
Franklin Rising Dividends VIP Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Small Cap Value VIP Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Small-Mid Cap Growth VIP Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Strategic Income VIP Fund	May 1, 2025 - July 31, 2025 [a]
Franklin VolSmart Allocation VIP Fund	May 1, 2025 - July 31, 2025 [a]
Templeton Developing Markets VIP Fund	May 1, 2025 - July 31, 2025 [a]
Templeton Foreign VIP Fund	May 1, 2025 - July 31, 2025 [a]
Templeton Global Bond VIP Fund	May 1, 2025 - July 31, 2025 [a]

Franklin U.S. Government Money Fund	May 1, 2025 - July 31, 2025 [a]
Franklin Universal Trust	May 1, 2025 - July 31, 2025 [a]

Institutional Fiduciary Trust:
Franklin Institutional U.S. Government Money Market Fund (formerly, Money Market Portfolio)	May 1, 2025 - July 31, 2025 [a]

Templeton Developing Markets Trust	May 1, 2025 - July 31, 2025 [a]

Templeton Emerging Markets Fund	May 1, 2025 - July 31, 2025 [a]

Templeton Emerging Markets Income Fund	May 1, 2025 - July 31, 2025 [a]
Templeton Global Investment Trust:
Franklin Templeton SMACS: Series EM	May 1, 2025 - July 31, 2025 [a]
Templeton Emerging Markets Small Cap Fund	May 1, 2025 - July 31, 2025 [a]
Templeton Global Dynamic Income Fund (formerly, Templeton Global Balanced Fund)	May 1, 2025 - July 31, 2025 [a]
Templeton Income Trust:
Templeton Global Bond Fund	May 1, 2025 - July 31, 2025 [a]
Templeton Global Bond Enhanced Fund (formerly, Templeton Global Total Return Fund)	May 1, 2025 - July 31, 2025 [a]
Templeton International Bond Fund	May 1, 2025 - July 31, 2025 [a]
Templeton Sustainable Emerging Markets Bond Fund	May 1, 2025 - July 31, 2025 [a]

Templeton Institutional Funds:
International Equity Series	May 1, 2025 - July 31, 2025 [a]

Templeton Dragon Fund, Inc.	May 1, 2025 - July 31, 2025 [a]

Legend:

a: April 30, 2025 represents the date of our last examination.

b: Fund was not in scope for the April 30, 2025 examination.